Exhibit 10.6

FORM OF

TAX RECEIVABLE AGREEMENT

by and among

YORK SPACE SYSTEMS INC.,

YELLOWSTONE GP, LLC,

and

THE PERSONS NAMED HEREIN

Dated as of [—], 2026

TAX RECEIVABLE AGREEMENT

This TAX RECEIVABLE AGREEMENT (this “Agreement”), dated as of [—], 2026, is hereby entered into by and between York Space Systems Inc., a Delaware corporation (the “Company”), and Yellowstone GP, LLC, a Delaware limited liability company (“Yellowstone GP”), in its capacity as the initial Rights Holder Representative (as defined below)), each of the undersigned parties and the other persons who agree to become party to this Agreement pursuant to Section 2.3(c) hereof and who shall thereafter be listed on Schedule A attached hereto from time to time (each a “Rights Holder” and collectively, the “Rights Holders”).

RECITALS

WHEREAS, the Company intends, but is not required, to consummate the IPO;

WHEREAS, after the Measurement Date, the Measurement Date Tax Assets may reduce the liability for taxes that the Company and its Subsidiaries (collectively, the “Company Group” and each a “Company Group Member”) might otherwise be required to pay;

WHEREAS, the parties to this Agreement desire to provide for certain payments and to make certain arrangements with respect to the effect of the Measurement Date Tax Assets on the liability for taxes of the Company Group; and

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions.

As used in this Agreement, the terms set forth in this Article I shall have the following meanings.

“Actual Tax Liability” means, with respect to any Taxable Year, the sum of (a) actual liability of the Company Group for U.S. federal income taxes (if applicable, determined in accordance with a Determination or Amended Schedule and by assuming any state and local income taxes relevant to calculating such U.S. federal income taxes are determined in accordance with the following clause) and (b) the product of the U.S. federal taxable income (not below zero) for such Taxable Year (if applicable, determined in accordance with a Determination or Amended Schedule) and the Blended S/L Rate.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person, where for purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, its capacity as a sole or managing member or otherwise. For purposes of this Agreement, no Rights Holder shall be considered to be an Affiliate of any Company Group Member.

“Agreed Rate” means a per annum rate of SOFR plus 300 basis points.

“Agreement” has the meaning set forth in the Preamble.

“Amended Schedule” has the meaning set forth in Section 2.3(b).

“Applicable Percentage” means, with respect to any Rights Holder, the percentage set forth opposite such Person’s name on Schedule A, as amended from time to time to reflect any Permitted Assignment.

“Blended S/L Rate” means, with respect to any Taxable Year, the sum of the apportionment-weighted effective rates of tax imposed on the aggregate net income of the Company Group in each U.S. state and local jurisdiction in which one or more Company Group Members files Tax Returns for such Taxable Year, with the maximum effective rate in any state or local jurisdiction being equal to the product of (i) the apportionment factor on the income or franchise Tax Return in such jurisdiction for such Taxable Year and (ii) the maximum applicable corporate income tax rate in effect in such jurisdiction in such Taxable Year. As an illustration of the calculation of Blended S/L Rate for a Taxable Year, if the Company Group solely files Tax Returns in State 1 and State 2 in a Taxable Year, the maximum applicable corporate income tax rates in effect in such states in such Taxable Year are 6.5% and 5.5%, respectively, and the apportionment factors for such states in such Taxable Year are 60% and 40%, respectively, then the Blended S/L Rate for such Taxable Year is equal to 6.10% (i.e., the sum of (a) 6.5% multiplied by 60%, plus (b) 5.5% multiplied by 40%).

“Business Day” means any day except a Saturday, a Sunday and any other day on which commercial banks are required or authorized to close in the State of New York.

“Change of Control” means the occurrence of any one of the following events:

(i) a merger, reorganization, consolidation or similar form of business transaction (or series of related transactions) directly involving the Company or indirectly involving the Company through one or more intermediaries unless, immediately following such transaction (or series of related transactions), more than 50% of the voting power of the then outstanding voting stock or other equity securities of the Company resulting from consummation of such transaction (including any parent or ultimate parent corporation of such Person that as a result of such transaction owns directly or indirectly the Company and all or substantially all of the Company’s assets) is held by the then-existing equityholders of the Company (determined immediately prior to such transaction and related transactions);

(ii) a transaction (or series of related transactions) in which the Company, directly or indirectly, sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its direct or indirect assets to another Person other than an Affiliate;

(iii) a transaction (or series of related transactions) in which there is an acquisition of control of the Company by a Person or group of Persons. For purposes of this definition, the term “control” shall mean the possession, directly or indirectly, of the power to either (A) vote more than 50% of the securities having ordinary voting power for the election of directors (or comparable positions in the case of partnerships and limited liability companies), or (B) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise (for the avoidance of doubt, consent rights do not constitute “control” for the purpose of this definition); or

(iv) the liquidation or dissolution of the Company.

Notwithstanding the foregoing, a “Change of Control” shall be deemed not to have occurred as a result of an IPO.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Company Group” and “Company Group Member” have the meaning set forth in the Preamble.

“Covered Tax Assets” means (A) the Tax Credits, the Deferred Deductions and NOLs, in each case, generated by the Company Group on or prior to the Measurement Date, (B) the Tax Amortization Assets, and (C) the IPO Deductible Expenses.

“Covered Taxes” means any and all U.S. federal, state, and local taxes, assessments or similar charges and any interest related thereto.

“Default Rate” means a per annum rate of SOFR plus 500 basis points.

“Deferred Deductions” mean any deductions that have accrued for U.S. federal, state, and local income tax purposes by the Company Group and for which the applicable deductions have been deferred by reason of Code Sections 163(e), 163(j), 170(d), 267 or other applicable section of the Code (or analogous or similar provision of law).

“Determination” shall have the meaning ascribed to such term in Code Section 1313(a) or a similar applicable provision of state, or local income tax law or any other event (including the execution of IRS Form 870-AD) that finally and conclusively establishes the amount of any liability for tax.

“Divestiture” means in one or a series of related transactions, the sale, divestiture or other transfer of (i) any Company Group Member or (ii) any assets or group of assets held by any Company Group Member, other than any sale that is, or is part of, a Change of Control.

“Divestiture Acceleration Payment” has the meaning set forth in Section 4.2(c) of this Agreement.

“Divestiture Acceleration Schedule” has the meaning set forth in Section 4.1(e) of this Agreement.

“Early Termination Date” means, with respect to an Early Termination Event, the date that the Early Termination Notice is delivered pursuant to Section 4.1(b) or deemed to be delivered pursuant to Section 4.1(c) or (d).

“Early Termination Event” means any event or circumstance (or group of events or circumstances) giving rise to an Early Termination Payment pursuant to Section 4.1(b), (c) or (d).

“Early Termination Notice” has the meaning set forth in Section 4.1(b).

“Early Termination Payment” has the meaning set forth in Section 4.2(b).

“Early Termination Rate” means a per annum rate of SOFR plus 100 basis points.

“Early Termination Schedule” has the meaning set forth in Section 4.1(b).

“Expert” has the meaning set forth in Section 7.10.

“Hypothetical Tax Liability” means, with respect to any Taxable Year, the hypothetical liability of the Company Group for Covered Taxes calculated in accordance with the definition of Actual Tax Liability using the same methods, elections, conventions, and similar practices used on the relevant Tax Return, but calculated without regard to any Measurement Date Tax Assets.

“Independent Directors” means the members of the Board of Directors of the Company who are “independent” under the standards of the principal U.S. securities exchange on which the common stock of the Company is traded or quoted.

“IPO” means the initial public offering of common stock of the Company pursuant to the registration statement on Form S-1 of the Company.

“IPO Deductible Expenses” means any tax deductions available to the Company Group that relate to (i) costs and expenses incurred by the Company Group, or by or on behalf of the initial Rights Holders (in their capacity as direct or indirect pre-IPO shareholders) (to the extent such amounts are a liability of the Company Group), as a result of the consummation of the IPO; (ii) all success-based fees of professionals (including investment bankers and other consultants and advisors) paid by or on behalf of the Company Group (calculated taking into account any applicable election made pursuant to Revenue Procedure 2011-29 for any fees to which it applies) in connection with the IPO; (iii) the capitalized financing costs and expenses and any prepayment premium as a result of the satisfaction of any indebtedness in connection with the IPO; (iv) all sale, “stay-around,” retention, change of control or similar bonuses or payments paid to current or former employees, directors or consultants of the Company Group in connection with the IPO; (v) the exercise or cancellation of any option in connection with the IPO; (vi) any management agreement termination fees paid by or on behalf of the Company Group in connection with the consummation of the IPO; and (vii) any employment or social security taxes imposed with respect to any of the foregoing.

“IRS” means the U.S. Internal Revenue Service.

“ITR Payment” means any Tax Benefit Payment, Early Termination Payment or Divestiture Acceleration Payment (or other payment pursuant to Section 4.1) required to be made by the Company to the Rights Holders under this Agreement.

“Measurement Date” means the date of the IPO.

“Measurement Date Tax Assets” means the Covered Tax Assets; provided, that:

(i) in order to determine whether any item is a Measurement Date Tax Asset, the Taxable Year of the relevant Company Group Member that includes the Measurement Date (the “Straddle Year”) shall be deemed to end as of the end of the Measurement Date on a closing of the books basis;

(ii) for the avoidance of doubt, with respect to any Straddle Year, NOLs and Deferred Deductions included in Covered Tax Assets shall, in each case, be determined by assuming that such Straddle Year ended at the end of the Measurement Date, and, as a result, no such amounts shall be reduced by any income or gain realized by an applicable Company Group Member in a portion of a Straddle Year beginning after the Measurement Date; and

(iii) for the avoidance of doubt, Measurement Date Tax Assets shall include (A) any Measurement Date Tax Assets that become NOLs following the Measurement Date as a result of such Measurement Date Tax Asset not being fully utilized and (B) any Deferred Deductions generated in a taxable period (or portion thereof) ending after the Measurement Date that would not have been Deferred Deductions but for the Measurement Date Tax Assets; and

(iv) in order to determine the IPO Deductible Expenses (including any NOLs attributable to IPO Deductible Expenses) included in the Measurement Date Tax Assets, the IPO Deductible Expenses shall be deemed to arise on or prior to the Measurement Date such that they are Measurement Date Tax Assets.

“Net Tax Benefit” has the meaning set forth in Section 3.1(b)(ii).

“NOLs” mean all net operating loss carryforwards for U.S. federal, state, and local income tax purposes, including, for the avoidance of doubt, any NOLs attributable to or generated by any IPO Deductible Expenses.

“Objection Notice” has the meaning set forth in Section 2.3(a).

“Offer Notice” has the meaning set forth in Section 2.3(c).

“Offer Period” has the meaning set forth in Section 2.3(c).

“Offeree” has the meaning set forth in Section 2.3(c).

“Permitted Assignment” has the meaning set forth in Section 7.6(a).

“Person” means any natural person, sole proprietorship, partnership, trust, unincorporated association, corporation, limited liability company, entity or governmental entity.

“Realized Tax Benefit” means, for a Taxable Year, the excess, if any, of the Hypothetical Tax Liability over the Actual Tax Liability. If all or a portion of the Actual Tax Liability for the Taxable Year arises as a result of an audit or similar proceeding by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination.

“Reconciliation Dispute” has the meaning set forth in Section 7.10.

“Reconciliation Procedures” has the meaning set forth in Section 2.3(a).

“Rights Holder(s)” has the meaning set forth in the Preamble.

“Rights Holder Representative” means, Yellowstone GP or its designated Affiliate unless Yellowstone GP or such designated Affiliate resigns as the Rights Holder Representative by delivering written notice to the Company, the Person appointed by the Rights Holders holding more than fifty (50%) of the Applicable Percentages.

“Schedule” means any of the following: (i) a Tax Benefit Schedule, (ii) an Early Termination Schedule, (iii) a Divestiture Acceleration Schedule, and, in each case, any amendments thereto.

“SOFR” means for each month (or portion thereof), the forward looking term rate based on the secured overnight financing rate administered by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) for a one-month period, on the date two days prior to the first day of such month, as published on an information service as selected by the Rights Holder Representative from time to time in its reasonable discretion, provided that if (i) adequate and reasonable means do not exist for ascertaining SOFR and such circumstances are unlikely to be temporary or (ii) the supervisor for the administrator of SOFR or a governmental authority having jurisdiction over the Rights Holder Representative or any member of the Company Group has made a public statement identifying a specific date after which SOFR shall no longer be used for determining interest rates for loans, then the Company or the Rights Holder Representative shall endeavor to establish an alternate rate of interest to SOFR that gives due consideration to the then prevailing market convention for determining a comparable rate of interest in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable, provided further that the alternate rate of interest shall be no less than the interest rate equal to SOFR of the prior month.

“Straddle Year” has the meaning set forth in the definition of Measurement Date Tax Assets.

“Subsidiaries” means, of any Person, any corporation, association, partnership, limited liability company or other business entity of which more than fifty percent (50%) of the voting power or equity is owned or controlled directly or indirectly by such Person, or one (1) or more of the Subsidiaries of such Person, or a combination thereof.

“Tax Amortization Assets” means any U.S. federal, state, and local income amortization and depreciation deductions attributable to any assets owned by the Company Group on the Measurement Date including, for the avoidance of doubt, (x) items arising with respect to “amortizable section 197 intangibles” (as defined in Code Sections 197(c) and (d) (or analogous or similar provision of law)) and/or Code Section 174 (or analogous or similar provision of law) and (y) items attributable to assets not owned by the Company Group on the Measurement Date but the basis of which is determined in whole or in part to the basis of any assets owned by the Company Group on the Measurement Date.

“Tax Benefit Payment” has the meaning set forth in Section 3.1(b)(i).

“Tax Benefit Schedule” has the meaning set forth in Section 2.2.

“Tax Claim” has the meaning set forth in Section 6.1(b).

“Tax Credits” mean any tax credits and credit carryforwards of Company Group, including any foreign tax credits allowed under Code Sections 901 or 960 (or analogous or similar provision of law) and any research and development tax credit carryforward allowed under Code Section 41 (or analogous or similar provision of law).

“Tax Return” means any return, declaration, report, information returns, claims for refund, disclosures or similar statement filed or required to be filed with respect to or in connection with taxes (including any related or supporting schedules, attachments, statements or information filed or required to be filed with respect thereto), including any amendments thereof and declarations of estimated tax.

“Taxable Year” means a taxable year of any Company Group Member as defined in Section 441(b) of the Code or comparable section of U.S. state, or local income tax law (and which may include a period of more or less than twelve (12) months for which a Tax Return is made), in each case, that ends on or after the Measurement Date.

“Taxing Authority” means any domestic, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body, in each case, exercising any taxing authority or any other authority or jurisdiction of any kind in relation to tax matters.

“Ticker Amount” has the meaning set forth in Section 3.1(b)(iii).

“Transferred Tax Asset” means, with respect to any Divestiture, (i) the Measurement Date Tax Assets of or attributable to any member of the Company Group that are transferred in such Divestiture to the extent such Measurement Date Tax Assets are transferred with such member of the Company Group or (ii) any Covered Tax Asset that is actually transferred in connection with the sale of assets by a member of the Company Group (in each case, disregarding any limitation on the use of such Measurement Date Tax Assets as a result of the Divestiture) and do not remain under applicable tax law with the Company Group (other than the members of the Company Group that are sold or transferred in such Divestiture or any Transferred Tax Assets that are not part of the Company Group but remain with a tax-transparent Subsidiary of a Company Group Member).

“Valuation Assumptions” means, for purposes of calculating the Early Termination Payment associated with an Early Termination Event, the assumptions that (i) in each Taxable Year ending on or after the Early Termination Date (and each prior Taxable Year with respect to which a Tax Benefit Schedule has not been finalized pursuant to Section 2.3(a) or Section 7.10), (a) the Company Group will generate taxable income sufficient to fully utilize all of the Measurement Date Tax Assets, (b) the utilization of the Measurement Date Tax Assets for such Taxable Year or future Taxable Years, as applicable, will be determined based on the tax laws in effect on the Early Termination Date, (c) the U.S. federal income tax rates will be those specified for each such Taxable Year by the Code and other applicable laws as in effect on the Early Termination Date, (d) the combined U.S. state and local income tax rates (but not, for the avoidance of doubt, U.S. federal income tax rates) for each Taxable Year shall be the Blended S/L Rate for the Taxable Year that includes the Early Termination Date, (e) all taxable income of the Company Group will be subject to the maximum applicable tax rates for each Covered Tax throughout the relevant period; provided, the combined tax rate for U.S. state and local income taxes (but not, for the avoidance of doubt, federal income taxes) shall be the Blended S/L Rate, (f) Tax Amortization Assets that are available in the Taxable Year that includes the Early Termination Date will be fully utilized by the Company Group on a pro rata basis from such Early Termination Date through the earlier of (x) the scheduled expiration date (if any) of such Tax Amortization Assets and (y) the fifth (5th) anniversary of the Early Termination Date, and (g) any NOLs or loss carryovers generated by deductions arising from any Tax Benefit Payment that are available as of the date of such Early Termination Date will be used by the Company Group on a pro rata basis from the date of such Early Termination Date through the earlier of (1) the scheduled expiration date under applicable tax law of such NOLs or loss carryovers or (2) the fifth (5th) anniversary of the Early Termination Date, (ii) all Tax Benefit Payments would be paid on the due date (without extensions) provided in Section 3.1(a) and (iii) in the case of an Early Termination Event relating to a Change of Control or Divestiture, (x) the use of Measurement Date Tax Assets shall not be limited by any limitation on the use of Measurement Date Tax Assets or changes in any Company Group Member’s stand-alone tax position, in each case, that would or might result from the transaction giving rise to the Change of Control or Divestiture (including but not limited to changes pursuant to Code Section 382 or any analogous provisions of U.S. state or local tax law).

“Yellowstone GP” has the meaning set forth in the Preamble.

ARTICLE II

DETERMINATION OF REALIZED TAX BENEFIT

Section 2.1 Measurement Date Tax Assets. The Company, on the one hand, and the Rights Holders, on the other hand, acknowledge that the Company Group may utilize the Measurement Date Tax Assets to reduce the amount of taxes that the Company Group would otherwise be required to pay after the Measurement Date.

Section 2.2 Tax Benefit Schedule. Within forty-five (45) calendar days after the date of filing of the Company’s U.S. federal income Tax Return for a Taxable Year beginning after the Measurement Date, the Company shall provide to the Rights Holder Representative a schedule showing, in reasonable detail, (i) the calculation of the Realized Tax Benefit (if any) for such Taxable Year, (ii) the calculation of any payment to be made to the Rights Holders pursuant to Article III or Article IV with respect to such Taxable Year (collectively, a “Tax Benefit

Schedule”), and (iii) in connection with the first Tax Benefit Schedule provided to the Rights Holder Representative pursuant to the foregoing, the Company’s calculation of the Measurement Date Tax Assets. Each Tax Benefit Schedule (including Amended Schedules) shall be calculated in United States dollars with respect to the Covered Tax Assets (and any Realized Tax Benefits relating thereto). The Tax Benefit Schedule will become final as provided in Section 2.3(a) and may be amended as provided in Section 2.3(b) (subject to the procedures set forth in Section 2.3(a)).

Section 2.3 Procedures, Amendments.

(a) Procedure. Each time the Company delivers to the Rights Holder Representative an applicable Schedule under this Agreement, including any Amended Schedule delivered pursuant to Section 2.3(b), any Early Termination Schedule or any amended Early Termination Schedule, the Company shall also (x) deliver to the Rights Holder Representative supporting schedules and work papers, as determined by the Company or as reasonably requested by the Rights Holder Representative, that provide a reasonable level of detail regarding the data and calculations that were relevant for purposes of preparing the Schedule and (y) allow the Rights Holder Representative reasonable access at no cost to the appropriate representatives at the Company in connection with a review of such Schedule. Without limiting the generality of the preceding sentence, the Company shall ensure that any Tax Benefit Schedule or Early Termination Schedule that is delivered to the Rights Holder Representative, along with any supporting schedules, valuation reports and work papers, provides a reasonably detailed presentation of the calculation of the Actual Tax Liability (the “with” calculation) and the Hypothetical Tax Liability (the “without” calculation) and identifies any assumptions or operating procedures or principles that were used for purposes of such calculations. An applicable Schedule or amendment thereto shall become final and binding on all parties unless the Rights Holder Representative, within thirty (30) calendar days after receiving any Schedule or amendment thereto, provides the Company with a notice of an objection to such Schedule or amendment thereto (“Objection Notice”) or such earlier date as the Rights Holder Representative provides written notice to the Company that it has no objections to the Schedule. If the Company and Rights Holder Representative, for any reason, are unable to successfully resolve the issues raised in any Objection Notice within thirty (30) calendar days after the Rights Holder Representative gives the Company such Objection Notice, the Company and the Rights Holder Representative shall employ the reconciliation procedures described in Section 7.10 (the “Reconciliation Procedures”), in which case such Schedule or Amended Schedule shall become binding in accordance with Section 7.10.

(b) Amended Schedule. The applicable Schedule for any Taxable Year may be amended from time to time by the Company (i) in connection with a Determination affecting such Schedule, (ii) to correct material inaccuracies in the Schedule, including those identified as a result of the receipt of additional factual information relating to a Taxable Year after the date the Schedule was provided to the Rights Holder Representative, (iii) to comply with an Expert’s determination under the Reconciliation Procedures, (iv) to reflect a material change in the Realized Tax Benefit for such Taxable Year attributable to a carryback or carryforward of a loss or other tax item to such Taxable Year or (v) to reflect a material change in the Realized Tax Benefit for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year (any such Schedule, an “Amended Schedule”); provided, however, that an amendment under clause (i) attributable to an audit of a Tax Return by a Company Group Member shall not be made on an

Amended Schedule unless and until there has been a Determination with respect to such change. The Company shall provide an Amended Schedule to the Rights Holder Representative within thirty (30) calendar days of the occurrence of an event referred to in clauses (i) through (v) of the preceding sentence, and any such Amended Schedule shall be subject to the approval procedures described in Section 2.3(a).

(c) Additional Rights Holders. The Company may deliver a notice (e-mail being sufficient) to any one or more direct or indirect equityholders of the Company (each, an “Offeree”) offering such Offeree the right to become a Rights Holders hereunder, which notice shall (i) include a copy of this Agreement, (ii) inform such Offeree of the rights and obligations of a Rights Holder under this Agreement and (iii) indicate that such Offeree can accept such rights and obligations of a Rights Holder by affirmatively responding to such notice in the manner set forth in such notice (such notice, an “Offer Notice”). An Offeree shall be deemed to have accepted such offer and thereafter become a Rights Holder for all purposes hereunder by satisfying the conditions for becoming a Rights Holder pursuant to such notice in the manner set forth in such notice within not less than 10 Business Days (the “Offer Period”). To the extent such Offeree satisfies the conditions for becoming a Rights Holder in the manner set forth in such notice before the expiration of the Offer Period, such Offeree shall automatically and without the need for any further action be joined to this Agreement as a Rights Holder hereunder and be deemed to have accepted the rights and obligations set forth in this Agreement, and in connection therewith, Schedule A shall be accordingly amended to reflect such treatment and such Offeree shall be assigned an Applicable Percentage, and the Applicable Percentages of the other Rights Holders shall be adjusted accordingly, as determined by the Company in its sole discretion.

ARTICLE III

TAX BENEFIT PAYMENTS

Section 3.1 Payments.

(a) Timing of Payments. Within five (5) Business Days of a Tax Benefit Schedule becoming final in accordance with Section 2.3(a), the Company shall pay to each Rights Holder for such Taxable Year its share (based on such Rights Holder’s Applicable Percentage) of the Tax Benefit Payment determined pursuant to Section 3.1(b) associated with such Tax Benefit Schedule (net of any reasonable, documented out-of-pocket expenses incurred by the Company in paying such amounts to the Rights Holders). Each such Tax Benefit Payment shall be made by wire transfer of immediately available funds to the bank account previously designated by the applicable Rights Holder to the Company, or as otherwise agreed by the Company and such Rights Holder. For the avoidance of doubt, no Tax Benefit Payment shall be made in respect of estimated tax payments. No Rights Holder shall be required under any circumstances to make a payment or return a payment to the Company in respect of any portion of any Tax Benefit Payment previously paid by the Company to such Rights Holder (including any portion of any Early Termination Payment).

(b) For purposes of this Agreement:

(i) A “Tax Benefit Payment” means an amount, not less than zero, equal to eighty-five percent (85%) of the sum of (i) the Net Tax Benefit and (ii) the associated Ticker Amount.

(ii) The “Net Tax Benefit” shall equal: (i) the Company’s Realized Tax Benefit, if any, for a Taxable Year plus (ii) the amount of the excess (if any) of the Realized Tax Benefit reflected on an Amended Schedule for a previous Taxable Year over the Realized Tax Benefit reflected on the Tax Benefit Schedule for such previous Taxable Year, minus (iii) the excess (if any) of the Realized Tax Benefit reflected on a Tax Benefit Schedule for a previous Taxable Year over the Realized Tax Benefit reflected on the Amended Schedule for such previous Taxable Year; provided, however, that, (A) to the extent of the amounts described in clauses (ii) and (iii) of this definition were taken into account in determining any Tax Benefit Payment in a preceding Taxable Year, such amounts shall not be taken into account in determining a Tax Benefit Payment attributable to any other Taxable Year.

(iii) The “Ticker Amount” with respect to any Net Tax Benefit shall equal an amount equivalent to interest on a sum equal to the Net Tax Benefit, calculated at the Agreed Rate in respect of the portion of the Net Tax Benefit attributable to the Covered Tax Assets, from the due date (without extensions) for filing IRS Form 1120 (or any successor or similar or analogous form) with respect to the Company Group Members for the applicable Taxable Year until the due date for payment of the associated Tax Benefit Payment under Section 3.1(a). For the avoidance of doubt, for tax purposes, the Ticker Amount shall not be treated as interest but shall instead be treated as a Tax Benefit Payment, unless otherwise required by applicable law.

Section 3.2 No Duplicative Payments. It is intended that the provisions of this Agreement will not result in duplicative payment of any amount (including interest) required under this Agreement. It is also intended that the provisions of this Agreement will result in 85% of the Realized Tax Benefits of the Company Group, and the Ticker Amounts thereon, being paid to the Rights Holders pursuant to this Agreement. The provisions of this Agreement shall be construed in the appropriate manner so that these fundamental results are achieved.

Section 3.3 Payments in United States Dollars. All payments to be made under this Agreement shall be made in United States dollars.

ARTICLE IV

TERMINATION

Section 4.1 Termination of Agreement; Elective Early Termination; Automatic Early Termination; Divestiture.

(a) In General. This Agreement shall terminate at the time that all Tax Benefit Payments have been made to the Rights Holders under this Agreement.

(b) Elective Early Termination. Notwithstanding Section 4.1(a), with the written approval of a majority of the Independent Directors, the Company may terminate this Agreement by paying to the Rights Holders the Early Termination Payment together with the other amounts required by this paragraph. If the Company chooses to exercise its right of early termination pursuant to this Section 4.1(b), the Company shall deliver to the Rights Holder Representative irrevocable written notice of such decision to exercise such right (“Early Termination Notice”) and a schedule (the “Early Termination Schedule”) showing in reasonable detail the calculation of the Early Termination Payment. The Early Termination Schedule shall become final and binding on all parties in accordance with the procedures set forth Section 2.3(a). Upon finalization of the Early Termination Schedule, the Company shall pay to the Rights Holders (based on their Applicable Percentages) at the time set forth in Section 4.2 (1) the Early Termination Payment, (2) the Tax Benefit Payment due and payable but unpaid as of the date of the Early Termination Notice and (3) the Tax Benefit Payment due for a Taxable Year ending prior to, with or including the date of the Early Termination Notice (except to the extent that such amount is included in the Early Termination Payment).

(c) Acceleration Upon Material Breach of this Agreement. In the event that the Company breaches any of its material obligations under this Agreement, whether as a result of a failure to make a payment when due, failure to honor any other material obligations required hereunder or by operation of law as a result of the rejection of this Agreement in a case commenced under bankruptcy laws or otherwise, then all obligations hereunder shall be accelerated, the Company shall be deemed to have delivered an Early Termination Notice on the first date of such breach and the Company shall pay to the Rights Holders at the time specified in Section 4.2 (1) the Early Termination Payment, (2) any Tax Benefit Payment that is due and payable but unpaid as of such date and (3) any Tax Benefit Payment due for the Taxable Year ending prior to, with or including such date (except to the extent that such amount is included in the Early Termination Payment). The parties agree that the failure to make any payment due pursuant to this Agreement within three (3) months of the date such payment is due shall be deemed to be a breach of a material obligation under this Agreement for all purposes of this Agreement.

(d) Acceleration Upon Change of Control. In the event of a Change of Control, all obligations hereunder shall be accelerated, the Company shall be deemed to have delivered an Early Termination Notice on the date of such Change of Control and the Company shall pay to the Rights Holders at the time specified in Section 4.2 (1) the Early Termination Payment, (2) any Tax Benefit Payment that is due and payable but unpaid as such date and (3) any Tax Benefit Payment due for the Taxable Year ending prior to, with or including such date (except to the extent that such amount is included in the Early Termination Payment). The Company shall use its reasonable best efforts to provide to the Rights Holder Representative an Early Termination Schedule showing in reasonable detail the calculation of the Early Termination Payment with respect to an expected Change of Control as far in advance as is reasonably practicable of such Change of Control (but no more than thirty (30) Business Days in advance) so as to enable the calculation of the Early Termination Payment to be finalized pursuant to Section 2.3(a) prior to the date of the effective date of the Change of Control. Notwithstanding the foregoing, where the parties anticipate a Change of Control but are not certain of the date on which such Change of Control will occur, the Company and the Rights Holder Representative may agree to base the calculations contemplated by this Section 4.1(d) on a date other than the effective date of the Change of Control.

(e) Divestiture Acceleration Payment. In the event of a Divestiture, the Company shall pay to the Rights Holders at the time specified in Section 4.2 the Divestiture Acceleration Payment in respect of such Divestiture. The Company shall use its reasonable best efforts to provide to the Rights Holder Representative a schedule (a “Divestiture Acceleration Schedule”) showing in reasonable detail the calculation of the Early Termination Payment with respect to an expected Divestiture as far in advance as is reasonably practicable of such Divestiture (but no more than thirty (30) Business Days in advance) so as to enable the calculation of the Divestiture Acceleration Payment to be finalized pursuant to Section 2.3(a) prior to the date of the effective date of the Divestiture. Notwithstanding the foregoing, where the parties anticipate a Divestiture but are not certain of the date on which such Divestiture will occur, the Company and the Rights Holder Representative may agree to base the calculations contemplated by this Section 4.1(e) on a date other than the effective date of the Divestiture. The Divestiture Acceleration Schedule shall be finalized pursuant to Section 2.3(a).

Section 4.2 Payment upon Early Termination Event or Divestiture.

(a) Any amount required to be paid pursuant to Section 4.1(b) or Section 4.1(c) shall be paid within five (5) Business Days after the corresponding Early Termination Schedule is finalized pursuant to Section 2.3. Any amount required to be paid pursuant to Section 4.1(d) or Section 4.1(e) shall be paid on the date of the corresponding Change of Control or Divestiture, as applicable. All such payments shall be made by wire transfer of immediately available funds to a bank account designated by the Rights Holders, or as otherwise agreed by the Company and the Rights Holder Representative.

(b) The “Early Termination Payment” with respect to an Early Termination Event shall equal the present value as of the corresponding Early Termination Date, discounted at the Early Termination Rate as of such date, of all Tax Benefit Payments that would be required to be paid by the Company to the Rights Holders beginning from the Early Termination Date, calculated by applying the Valuation Assumptions. For the avoidance of doubt, in the event of a Change of Control, the Early Termination Payment shall be calculated without giving effect to any limitation on the use of Measurement Date Tax Assets resulting from such Change of Control.

(c) The “Divestiture Acceleration Payment” with respect to a Divestiture shall equal the present value, discounted at the Early Termination Rate as of the date of such Divestiture, of the Tax Benefit Payments resulting solely from the Transferred Tax Assets that would be required to be paid by the Company to the Rights Holders beginning from the date of such Divestiture, calculated by applying the Valuation Assumptions. For the avoidance of doubt, in the event of a Divestiture, the Divestiture Acceleration Payment shall be calculated without giving effect to any limitation on the use of Measurement Date Tax Assets resulting from such Divestiture.

ARTICLE V

PAYMENT MECHANICS AND COMPLIANCE WITH INDEBTEDNESS

Section 5.1 Pro Rata Payments. All payments under this Agreement made to the Rights Holders in their capacity as such, including under Articles III and IV shall be made pro rata to the Rights Holders in accordance with their Applicable Percentages.

Section 5.2 Excess Payments. To the extent the Company makes a payment to a Rights Holder in respect of a particular Taxable Year under this Agreement in an amount in excess of the amount of such payment that should have been made to such Rights Holder in respect of such Taxable Year, then (i) such Rights Holder shall not receive further payments under this Agreement until such Rights Holder has foregone an amount of payments equal to such excess and (ii) the Company will pay the amount of such Rights Holder’s foregone payments to the other Rights Holders in a manner such that each such Rights Holder has, to the maximum extent possible, received aggregate payments under this Agreement in the amount it would have received if there had been no excess payment to the first such Rights Holder.

Section 5.3 Late Payments. The amount of all or any portion of any ITR Payment not made to the Rights Holders when due under the terms of this Agreement shall be payable together with any interest thereon, computed at the Default Rate, and commencing from the date on which such ITR Payment was due and payable.

Section 5.4 Compliance with Indebtedness. Notwithstanding anything to the contrary provided herein, if, at the time any amounts become due and payable hereunder, the Company is not permitted, pursuant to the terms of the Company Group’s debt documentation, to pay such amounts, or the Company Group Members are not permitted, pursuant to the terms of the Company Group’s debt documentation, to make dividends, loans or other transfers to the Company to allow the Company to pay such amounts, then the Company shall by notice to the Rights Holder Representative be permitted to defer the payment of such amounts until each condition rendering the payment of such amounts impermissible as described in this Section 5.4 is no longer applicable. At the time such condition is no longer applicable and no other such condition exists, such amounts (together with accrued and unpaid interest thereon as described in the immediately following sentence) shall become due and payable immediately. If the Company defers the payment of any such amounts pursuant to the first sentence in this Section 5.4, such amounts shall accrue interest at the Agreed Rate from the date that such amounts originally became due and owing pursuant to the terms hereof to the date that such amounts are paid. For the avoidance of doubt, any payment not made due to the preceding sentence shall not be deemed a breach under Section 4.1(c) of this Agreement unless and until such payment remains unpaid thirty (30) calendar days after the date on which such condition described in this Section 5.4 is no longer applicable. The Company agrees to take commercially reasonable actions to cause the Company Group Members to pay dividends or make loans (including, to the extent commercially reasonable, granting access to any revolving credit facility or other source of liquidity to facilitate the payment of such dividends or loans), to the extent consistent with the terms of their outstanding indebtedness and any applicable law, to the extent necessary to make payments hereunder.

Section 5.5 Conflicting Agreements. Unless the Rights Holder Representative otherwise agrees in writing, the Company shall use commercially reasonable efforts not to, and shall cause the Company Group Members to use commercially reasonable efforts not to, enter into any agreement or indenture or any amendment or other modification to any agreement or indenture (including, in each case, in connection with any refinancing) that would, directly or indirectly, impede (or further impede) its ability to make payments under this Agreement in accordance with its terms, including any agreement that would, directly or indirectly, impede (or further impede) the ability of the Company to pay amounts payable under this Agreement or the ability of the Company Group Members to upstream cash (by dividend, loan or other transfer) to the Company to fund amounts payable by the Company under this Agreement.

ARTICLE VI

NO DISPUTES; CONSISTENCY; COOPERATION

Section 6.1 Participation in the Company’s Tax Matters.

(a) Except as otherwise provided in this Agreement, the applicable member(s) of the Company Group shall have full responsibility for, and sole discretion over, all tax matters concerning the Company Group, including the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to taxes, subject to a requirement that the Company Group Members act in good faith in connection with their direct or indirect control of any matter which is reasonably expected to affect the Rights Holders’ rights and obligations under this Agreement.

(b) Notwithstanding the foregoing, the Company shall notify the Rights Holder Representative in writing of the commencement of, and keep the Rights Holder Representative reasonably informed with respect to, any tax audit or tax administrative or judicial proceeding of any Company Group Member by a Taxing Authority either (x) relating to a Measurement Date Tax Asset or (y) the outcome of which could reasonably be expected to adversely affect the timing of, or the amount of, any Tax Benefit Payment (any “Tax Claim”), and shall give the Rights Holder Representative reasonable opportunity to provide information and participate in the applicable portion of such Tax Claim, including attending any meetings with any Taxing Authority, employing counsel separate from the counsel employed by the Company and having the opportunity to reasonably comment on and approve all material submissions made by the Company Group to any Taxing Authority. Notwithstanding anything herein to the contrary, without the consent of the Rights Holder Representative, which consent shall not be unreasonably withheld, conditioned or delayed, the Company shall not, and shall cause each other Company Group Member not to, (i) change any accounting method, or amend or take any position inconsistent with a previously-filed Tax Return of any Company Group Member, in each case, if such action could materially and adversely affect the Measurement Date Tax Assets, (ii) seek any guidance from, or initiate any communication with, the IRS or any other Taxing Authority (whether written, verbal or otherwise) at any time concerning the Measurement Date Tax Assets, or (iii) settle or otherwise resolve any Tax Claim, if such settlement could have a materially adverse effect on a Rights Holder’s rights (including the right to receive payments) under this Agreement.

Section 6.2 Cooperation. Each of the Company and the Rights Holder Representative shall (a) furnish to the other party in a timely manner such information, documents and other materials as the other party may reasonably request for purposes of making or approving any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting, participating in, or defending any audit, examination or controversy with any Taxing Authority including pursuant to Section 6.1, (b) make itself available to the other party and its representatives to provide explanations of documents and materials and such other information as the requesting party or its representatives may reasonably request in connection with any of the matters described in clause (a) above, and (c) reasonably cooperate in connection with any such matter, and the requesting party shall reimburse the other party for any reasonable third-party costs and expenses incurred pursuant to this Section 6.2.

Section 6.3 Consistency. Each of the Company, the Rights Holders and the Rights Holder Representative acknowledge and agree that for U.S. federal, state, and local income tax purposes, the execution of this Agreement is intended to be treated as a distribution of property by the Company to the Rights Holders described in Section 301 of the Code. The Company Group and the Rights Holders shall not take any position on any Tax Return, or in front of any Taxing Authority, or in connection with any tax audit, enquiry, assessment or tax administrative or judicial proceeding, inconsistent with such intended tax treatment, unless otherwise required by a contrary Determination. In addition, the Company shall, and shall cause the Company Group Members to, use reasonable best efforts to defend such intended tax treatment in any tax audit, enquiry, assessment, or tax administrative or judicial proceeding.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Notices. All notices, requests, claims, demands and other communications to be given or delivered under this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment) or received by email (with confirmation of transmission) prior to 5:00 p.m. eastern time on a Business Day and, if otherwise, on the next Business Day, (b) one (1) Business Day following delivery by reputable overnight express courier (charges prepaid) or (c) three (3) calendar days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing pursuant to the provisions of this Section 7.1, notices, demands and other communications shall be sent to the addresses indicated below:

If to the Company, to:

York Space Systems Inc.

c/o Yellowstone GP, LLC

6700 Broken Sound Parkway NW

Boca Raton, FL 33487

Attn: Kirk Konert; Tyler Letarte; and Matthew Friendly

Email: ****; ****; and ****

with a copy, in any case, to:

Kirkland & Ellis LLP

98 S.E. 7th Street, Suite 700

Miami, Florida 33131

Attn: Jeremy S. Liss, P.C.; Matthew S. Arenson, P.C.

Email: ****; ****

and

Kirkland & Ellis LLP

333 West Wolf Point Plaza

Chicago, IL 60654

Attn: Andrew Struckmeyer

Email: ****

If to the Rights Holder Representative, to:

Yellowstone GP, LLC

6700 Broken Sound Parkway NW

Boca Raton, FL 33487

Attn: Kirk Konert, Tyler Letarte and Matthew Friendly

Email: ****; ****; and ****

with a copy to:

Kirkland & Ellis LLP

98 S.E. 7th Street, Suite 700

Miami, Florida 33131

Attn: Jeremy S. Liss, P.C.; Matthew S. Arenson, P.C.

Email: ****; ****

Section 7.2 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 7.3 Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement and understanding among the parties with respect to the subject matter hereof and thereof and supersedes all prior agreements and understandings, whether written or oral, relating to such subject matter in any way. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.4 Governing Law. The law of the State of Delaware shall govern (a) all claims or matters related to or arising from this Agreement (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforceability of this Agreement, and the performance of the obligations imposed by this Agreement, in each case without giving effect to any choice-of-law or conflict-of-law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.

Section 7.5 Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable by any governmental entity, all other provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 7.6 Successors; Assignment; Amendments; Waivers.

(a) No Rights Holder may assign its rights under this Agreement without the prior written consent of the Rights Holder Representative, provided further, that, unless otherwise determined by the Company in its sole discretion, any approved assignee shall execute and deliver a joinder to this Agreement in the form attached hereto as Exhibit A. Any assignment of any such assignee’s rights meeting the requirements of Section 7.6(a) shall be referred to herein as a “Permitted Assignment” and Schedule A hereto shall be amended to reflect such Permitted Assignment and the change in the Applicable Percentage of the assignor and assignee.

(b) No provision of this Agreement may be amended unless such amendment is approved in writing by the Company and the Rights Holder Representative. No provision of this Agreement may be waived unless such waiver is in writing and signed by the party against whom the waiver is to be effective; provided that, the Rights Holder Representative may waive any provision on behalf of the Rights Holders.

(c) All of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit and burden of and shall be enforceable by the parties hereto and their respective successors, assigns, heirs, executors, administrators and legal representatives, including any permitted assignee pursuant to a Permitted Assignment. The Company shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

Section 7.7 Headings, Titles, and Subtitles. The headings, titles, and subtitles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

Section 7.8 Waiver of Jury Trial; Jurisdiction. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY LITIGATION, ACTION, PROCEEDING, CROSS-CLAIM, OR COUNTERCLAIM IN ANY COURT (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF, RELATING TO OR IN CONNECTION WITH (A) THIS AGREEMENT OR THE VALIDITY, PERFORMANCE, INTERPRETATION, COLLECTION OR ENFORCEMENT HEREOF OR (B) THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, AUTHORIZATION, EXECUTION, DELIVERY, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

Section 7.9 Resolution of Disputes.

(a) Other than with respect to any disputes under Section 2.3, Section 4.1, Section 4.2 (which are to be resolved pursuant to Section 7.10), any and all disputes which cannot be settled amicably between or among the Company, any Rights Holder and/or the Rights Holder

Representative, including any ancillary claims of any party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non-performance of this Agreement (including the validity, scope and enforceability of this arbitration provision) shall be finally settled by arbitration conducted by a single arbitrator in accordance with the then existing Rules of Arbitration of the International Chamber of Commerce. The place of arbitration shall be New York, New York. The parties to such arbitration shall jointly select a single arbitrator who shall have the authority to hold hearings and to render a decision in accordance with the then existing Rules of Arbitration of the International Chamber of Commerce. If the parties to such arbitration fail to agree on the selection of an arbitrator within thirty (30) calendar days of the receipt of the request for arbitration, the arbitrator shall be selected by the International Chamber of Commerce. The arbitrator shall be a lawyer. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. Section 1, et seq., and judgment on the award may be entered by any court having jurisdiction thereof. Performance under this Agreement shall continue if reasonably possible during any arbitration proceedings.

(b) Notwithstanding the provisions of Section 7.9(a), either the Company or the Rights Holders or Rights Holder Representative may bring an action or special proceeding in any court of competent jurisdiction for the purpose of compelling a party to arbitrate in accordance with Section 7.9(a), seeking temporary or preliminary relief in aid of an arbitration hereunder, and/or enforcing an arbitration award and, for the purposes of this Section 7.9(b), the Rights Holders or Rights Holder Representative (i) expressly consents to the application of Section 7.9(c) to any such action or proceeding, and (ii) irrevocably appoints the Company as its agent for service of process in connection with any such action or proceeding and agrees that service of process upon such agent, who shall promptly advise the Rights Holders or Rights Holder Representative of any such service of process, shall be deemed in every respect effective service of process upon the Rights Holders or Rights Holder Representative in any such action or proceeding.

(c) THE COMPANY AND THE RIGHTS HOLDERS AND RIGHTS HOLDER REPRESENTATIVE EACH HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF COURTS LOCATED IN NEW YORK AND AGREES THAT ANY JUDICIAL PROCEEDING BROUGHT IN ACCORDANCE WITH THE PROVISIONS OF SECTION 7.9(B) SHALL BE BROUGHT AND DETERMINED EXCLUSIVELY IN THE SUPREME COURT OF THE STATE OF NEW YORK AND ANY STATE APPELLATE COURT THEREFROM WITHIN THE STATE OF NEW YORK (OR, IF THE SUPREME COURT OF THE STATE OF NEW YORK REFUSES TO ACCEPT JURISDICTION OVER A PARTICULAR MATTER, ANY STATE OR FEDERAL COURT WITHIN THE STATE OF NEW YORK).

(d) The parties acknowledge that the forum designated by Section 7.9(c) has a reasonable relation to this Agreement and to the parties’ relationship with one another.

Section 7.10 Reconciliation. In the event that the Company and the Rights Holder Representative are unable to resolve a disagreement with respect to the matters governed by Section 2.3, Section 4.1, and Section 4.2 within the relevant period designated in this Agreement (including the finalization of any Schedule or the amount of any ITR Payment) (a “Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert in the particular area of disagreement (the “Expert”) mutually acceptable to both parties. The Expert shall be a partner in a nationally recognized accounting firm or a law firm and the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with the Company or the Rights Holder Representative or any other actual or potential conflict of interest. If the Reconciliation Dispute is not resolved before any payment that is the subject of the Reconciliation Dispute is due or any Tax Return reflecting the subject of the Reconciliation Dispute is due, such payment shall be made on the date prescribed by this Agreement and such Tax Return may be filed as prepared by the Company, subject to adjustment or amendment upon resolution. The costs and expenses relating to the engagement of such Expert or the amendment of any Tax Return shall be borne by the Company, except as provided in the next sentence. Each of the Company and the Rights Holder Representative shall bear its own costs and expenses of such proceeding. Any dispute as to whether a dispute is a Reconciliation Dispute, within the meaning of this Section 7.10 shall be decided by the Expert. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.10 shall be binding on the Company and the Rights Holder Representative and may be entered and enforced in any court having jurisdiction.

Section 7.11 Withholding. The Company shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as the Company is required to deduct and withhold with respect to the entering into this Agreement or the making of such payment under the Code, or any applicable provision of state, local or non-U.S. tax law, provided, that, with respect to any taxes required to be withheld with respect to the entering into this Agreement, the Company shall be entitled to deduct and withhold such required taxes out of future distributions to which the applicable Rights Holder would otherwise be entitled, provided further, that the Company (i) gives ten (10) days advance written notice of its intention to make such withholding to the Rights Holder Representative, (ii) identifies the legal basis requiring such withholding and (iii) gives the Rights Holder Representative a reasonable opportunity to establish that such withholding is not legally required or may be reduced. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by the Company, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Rights Holder. The Company shall provide evidence of such payments to the Rights Holders to the extent that such evidence is available. Notwithstanding the foregoing, if a withholding obligation arises as a result of a Change of Control, any amount payable to the Rights Holders under this Agreement shall be increased such that after all required deductions and withholdings have been made (including such deductions and withholdings applicable to additional sums payable under this sentence) the Rights Holders receives an amount equal to the sum that it would have received had no such deductions or withholdings been made. Notwithstanding anything to the contrary above, the Company and the Rights Holders agree that, absent a change in law or a contrary Determination, no tax withholding is required (and no tax withholding shall be applied) with respect to any ITR Payment [(excluding any interest payable made to the Rights Holders under this Agreement)]. Each Rights Holder shall deliver to the Company at (i) the time such Rights Holder becomes a Rights Holder and (ii) the reasonable request of the Company, such properly completed and executed documentation reasonably requested by the Company as will permit such payments to be made without withholding or at a reduced rate of withholding (including IRS Form W-9 or the appropriate IRS Form W-8, as applicable).

Section 7.12 Confidentiality.

(a) The Rights Holders and the Rights Holder Representative acknowledge and agree that the information of the Company Group is confidential and, except in the course of performing any duties as necessary for the Company Group, as required by law or legal process or to enforce the terms of this Agreement, shall keep and retain in confidence and not disclose to any Person any confidential matters of the Company Group acquired pursuant to this Agreement.

(b) This Section 7.12 shall not apply to (i) any information that has been made publicly available by the Company Group, becomes public knowledge (except as a result of an act of any Rights Holder, the Rights Holder Representative or any of their Affiliates in violation of this Agreement) or is generally known to the business community, (ii) the disclosure of information to the extent reasonably necessary for any Rights Holder or its Affiliates to prepare and file its Tax Returns, to respond to any inquiries regarding the same from any Taxing Authority or to prosecute or defend any action, proceeding or audit by any Taxing Authority with respect to such Tax Returns or (iii) the disclosure of information to any direct or indirect limited partners of any Rights Holder so long as such Persons are apprised of the confidential nature thereof. Notwithstanding anything to the contrary in this Agreement, each Rights Holder (and each employee, representative or other agent of such Rights Holder, as applicable) may disclose the tax treatment and tax structure of (A) the Company Group, (B) the transactions, if any, entered into in connection with this Agreement, (C) this Agreement, and (D) any of the transactions of the Company Group, and all materials of any kind (including opinions or other tax analyses) that are provided to the Rights Holders relating to such tax treatment and tax structure.

(c) If the Rights Holders or the Rights Holder Representative breaches any of the provisions of this Section 7.12, the Company shall have the right to seek to have the provisions of this Section 7.12 specifically enforced by injunctive relief by any court of competent jurisdiction without the need to post any bond or other security, it being acknowledged and agreed that any such breach shall cause irreparable injury to the Company Group and that money damages alone shall not provide an adequate remedy to such Persons. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.

Section 7.13 Rules of Construction. Unless otherwise specified herein:

(a) For purposes of interpretation of this Agreement:

(i) the words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision thereof;

(ii) any accounting term used and not otherwise defined in this Agreement has the meaning assigned to such term in accordance with GAAP;

(iii) unless specified otherwise, references to an Article, Section or clause refer to the appropriate Article, Section or clause in this Agreement;

(iv) the terms “include” or “including” are by way of example and not limitation and shall be deemed followed by the words “without limitation”;

(v) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”;

(vi) the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form;

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.”

(c) Section headings herein are included for convenience of reference only and shall not affect the interpretation of this Agreement.

(d) Unless otherwise expressly provided herein, references to any law (including the Code) include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such law.

Section 7.14 Rights Holder Representative.

(a) Appointment. Without further action of any of the Company, the Rights Holder Representative or any Rights Holder, and as partial consideration of the benefits conferred by this Agreement, the Rights Holder Representative is hereby irrevocably constituted and appointed to act as the sole representative, agent, and attorney-in-fact (coupled with an interest) for the Rights Holders and their successors and assigns with respect to the taking by the Rights Holder Representative of any and all actions and the making of any decisions required or permitted to be taken by the Rights Holder Representative or Rights Holders under this Agreement, including but not limited to, and unless otherwise expressly and specifically agreed in writing between the Rights Holder Representative and any Rights Holder: (i) execution of the documents and certificates required pursuant to this Agreement (including any amendment or waiver hereto or thereto (without the prior approval of the Rights Holders)) and consummating the transactions contemplated herein and therein; (ii) receipt and forwarding of notices and communications pursuant to this Agreement, receipt and disbursement to any Rights Holders of any funds received on behalf of such Rights Holder under this Agreement or otherwise and withholding any amounts received on behalf of a Rights Holder pursuant to this Agreement or to satisfy any and all obligations or liabilities of any Rights Holder or the Rights Holder Representative in the performance of any of their commitments hereunder; (iii) administration of the provisions of this Agreement including cancellations of amounts due hereunder; (iv) giving or agreeing to, on behalf of the Rights Holders, any and all consents, waivers, amendments, or modifications deemed by the Rights Holder Representative, in its sole and absolute discretion, to be necessary or appropriate under this Agreement and the execution or delivery of any documents that may be necessary or appropriate in connection therewith; (v) taking actions the Rights Holder Representative is expressly authorized to take pursuant to the other provisions of this Agreement; (vi) pursuing, negotiating and/or compromising, on behalf of the Rights Holders or Rights Holder Representative, any claim or dispute that may arise under, and exercising or refraining from exercising any remedies available under, this Agreement or any other agreement contemplated hereby and executing, on behalf of the Rights Holders, any settlement agreement, release or other document with respect to such dispute or remedy; (vii) transferring, assigning or otherwise disposing of this Agreement or any rights or obligations arising hereunder or herefrom; (viii) engaging attorneys, accountants, agents or consultants on behalf of the Rights Holders in connection with this Agreement or any other agreement contemplated hereby and paying any fees related thereto; and (ix) taking all other actions to be taken by or on behalf of any Rights Holder in connection with this Agreement and the other agreements, instruments and documents contemplated hereby or executed in connection herewith. The power of attorney granted herein is coupled with an interest and is irrevocable without the consent of the Rights Holder Representative, may be delegated by the Rights Holder Representative and shall survive the death, incapacity, bankruptcy, dissolution or liquidation of each Rights Holder. No bond shall be required of the Rights Holder Representative, and the Rights Holder Representative shall receive no compensation for its services.

(b) Expenses. If at any time the Rights Holder Representative shall incur out of pocket expenses in connection with the exercise of its duties hereunder, upon written notice to the Company from the Rights Holder Representative of documented costs and expenses (including fees and disbursements of counsel, accountants, and other third parties) incurred by the Rights Holder Representative in connection with the performance of its rights or obligations under this Agreement and the taking of any and all actions in connection therewith, (x) first, the Company shall reduce any future payments (if any) due to the Rights Holders hereunder pro rata (based on their respective Applicable Percentages) by the amount of such expenses which it shall instead remit directly to the Rights Holder Representative and (y) then, any remaining unreimbursed expenses shall be reimbursed by each Rights Holder severally (based on their respective Applicable Percentages), and not jointly. In connection with the performance of its rights and obligations under this Agreement and the taking of any and all actions in connection therewith, the Rights Holder Representative shall not be required to expend any of its own funds (though, for the avoidance of doubt, it may do so at any time and from time to time in its sole discretion).

(c) Limitation on Liability. The Rights Holder Representative shall not be liable to any Rights Holder for any act of the Rights Holder Representative arising out of or in connection with the acceptance or administration of its obligations under this Agreement, except to the extent any liability, loss, damage, penalty, fine, cost, or expense is actually incurred by such Rights Holder as a proximate result of the fraud or willful misconduct of the Rights Holder Representative (it being understood that any act done or omitted pursuant to the advice of legal counsel, accountants, or other such experts selected by it shall be conclusive evidence of such good faith and reasonable judgment). Without any further act of any of the Rights Holders, the Rights Holder Representative and its Affiliates shall be indemnified, held harmless and reimbursed by each Rights Holder severally (based on their respective Applicable Percentages), and not jointly, against all costs, expenses (including reasonable attorneys’ fees), judgments, fines and amounts paid or incurred by the Rights Holder Representative and its Affiliates in connection with any claim, action, suit or proceeding to which the Rights Holder Representative or such other Person is made a party by reason of the fact that it is or was acting as the Rights Holder Representative pursuant to the terms of this Agreement. Any and all amounts paid or incurred by the Rights Holder Representative and its Affiliates in connection with any claim, action, suit or proceeding to which the Rights Holder Representative or such other Person is made a party by reason of the fact that it is or was acting as the Rights Holder Representative pursuant to the terms of this Agreement are on behalf of the Rights Holder (and, not for the avoidance, on behalf of the Rights Holder Representative in any other capacity, as a Rights Holder or otherwise).

(d) Actions of the Rights Holder Representative. Any decision, act, consent, or instruction of the Rights Holder Representative shall constitute a decision of all Rights Holders and shall be final, binding, and conclusive upon each Rights Holder, and the Company may rely upon any decision, act, consent, or instruction of the Rights Holder Representative as being the decision, act, consent, or instruction of each Rights Holder. The Company is hereby relieved from any liability to any person for any acts done by the Company in accordance with any such decision, act, consent, or instruction of the Rights Holder Representative.

Section 7.15 Certain Acknowledgments. Without limiting the generality of Section 2.3(c) or , any Person who or which accepts the rights and obligations of a Rights Holder under this Agreement shall be treated as a Rights Holder hereunder pursuant to the terms hereof, and such Person shall be deemed to have adhered to and agreed to be bound by the terms of this Agreement as a Rights Holder without further action or the execution of any additional documents or instruments, including any counterpart signature page to this Agreement or joinder to this Agreement. Further, each such Person shall be deemed to have agreed not to assert any claim that it is not bound by the terms of this Agreement and acknowledges that in no circumstance can such Person be a Rights Holder, or be entitled to the rights of a Rights Holder hereunder, if it is not bound by all of the terms and conditions of this Agreement, including, without limitation, the obligations to which a Rights Holder is subject hereunder.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger as of the date first written above.

COMPANY: YORK SPACE SYSTEMS INC.

By:
Name:
Title:

YELLOWSTONE GP: YELLOWSTONE GP, LLC

By:
Name:
Title:

RIGHTS HOLDER: [RIGHTS HOLDER]

By:
Name:
Title:

[Signature Page to Tax Receivable Agreement]

Schedule A

Schedule of Rights Holders

Rights Holder	Applicable Percentage

Exhibit A

Form of Joinder to Tax Receivable Agreement

This JOINDER (this “Joinder”) to the Tax Receivable Agreement dated [●], 2026 (the “Tax Receivable Agreement”) by and among York Space Systems Inc. or its successors for U.S. federal income tax purposes (the “Company”), Yellowstone GP, LLC, and the persons listed on Schedule A attached thereto from time to time, is made and entered into as of the date on the signature page hereto (the “Effective Date”) by and among the Company, the “Transferor” set forth on the signature page hereto (“Transferor”) and the “Permitted Transferee” set forth on the signature page hereto (“Permitted Transferee”).

WHEREAS, on the Effective Date, Permitted Transferee desires to acquire a certain portion of the Transferor’s right to receive payments that may become due and payable under the Tax Receivable Agreement (the “Acquired Interests”) from Transferor (the “Acquisition”); and

WHEREAS, Transferor, in connection with the Acquisition, has required Permitted Transferee to execute and deliver this Joinder pursuant to Section 7.6 of the Tax Receivable Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

Section 1.1 Definitions. To the extent capitalized words used in this Joinder are not defined in this Joinder, such words shall have the respective meanings set forth in the Tax Receivable Agreement.

Section 1.2 Acquisition. For good and valuable consideration, the sufficiency of which is hereby acknowledged by the Transferor and the Permitted Transferee, the Transferor hereby transfers and assigns absolutely to the Permitted Transferee all of the Acquired Interests.

Section 1.3 Joinder. Permitted Transferee hereby acknowledges and agrees (i) that it has received and read the Tax Receivable Agreement, (ii) that the Permitted Transferee is acquiring the Acquired Interests in accordance with and subject to the terms and conditions of the Tax Receivable Agreement and (iii) to become a Rights Holder for all purposes of the Tax Receivable Agreement upon execution of this Joinder.

Section 1.4 Notice. Any notice, request, consent, claim, demand, approval, waiver or other communication hereunder to Permitted Transferee shall be delivered or sent to Permitted Transferee at the address set forth on the signature page hereto in accordance with Section 7.1 of the Tax Receivable Agreement.

Section 1.5 Miscellaneous. This Joinder shall be governed by and construed in accordance with the law of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. This Joinder may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement. Facsimile and scanned and emailed counterpart signatures to this Joinder shall be acceptable and binding.

[Signature Pages Follow]

IN WITNESS WHEREOF, this Joinder has been duly executed and delivered by parties hereto as of        , 202   .

COMPANY: YORK SPACE SYSTEMS INC.

By:
Name:
Title:

TRANSFEROR: [TRANSFEROR]

By:
Name:
Title:

PERMITTED TRANSFEREE: [PERMITTED TRANSFEREE]

By:
Name:
Title:
Address for notices: